COMPANY CONTACT: Doug Atkinson Manager – Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY PRESIDENT AND BOARD MEMBER BRUCE H. VINCENT TO RETIRE; RON SAXTON AND WILLIAM A. BRUCKMANN III APPOINTED AS INDEPENDENT BOARD MEMBERS

HOUSTON, January 14, 2015 – Swift Energy Company (NYSE: SFY) reported that Bruce H. Vincent (67), Swift Energy’s President, has announced his retirement effective February 15, 2015, along with his resignation as a member of the Swift Board of Directors as of the same date. Mr. Vincent has served as President of Swift Energy since November 2004 and as a Swift Energy director since May 2005, having first joined the Company in 1990. Terry Swift, Swift Energy’s chief executive officer, will assume the role of President.
“On behalf of our employees and the entire leadership team, we want to thank Bruce for his outstanding service to Swift Energy. Throughout his 25 years with the Company, Bruce has served tirelessly and faithfully in a variety of strategic roles which have been critical to our transition to a premier Eagle Ford player,” said Terry Swift. “Bruce’s leadership and vision have had a lasting impact on our company, mirroring his passion for and dedication to the nation’s oil and gas industry as a whole, most notably as a recent Past Chairman of the Independent Petroleum Association of America. We wish him continued success, good health and much happiness in his retirement.”
Effective February 16, 2015, Swift Energy’s board has appointed Ron Saxton and William A. Bruckmann III as board members, increasing the size of the board to eight, seven of whom are independent directors. Mr. Saxton will fill the board vacancy created by Mr. Vincent’s retirement as a Class II board member serving for his unexpired term ending at the 2016 annual meeting of shareholders. Mr. Bruckmann will fill the vacancy created by the addition of a new Class III directorship until the upcoming May 2015 annual meeting of shareholders, where it is expected that he will stand for re-election to that directorship for a two-year period, which is the remainder of the current term for Class III directors.
Mr. Saxton (60) is an attorney and former business executive. He is currently a shareholder at the law firm Schwabe, Williamson & Wyatt, in Portland, Oregon, a role he assumed January 1, 2015. Previously, Mr. Saxton served as Executive Vice President at JELD-WEN, a global door and window manufacturer, for more than seven years. Prior to his roles at JELD-WEN, Mr. Saxton practiced law for almost 30 years, co-founding the law firm Ater Wynne, where he served as Chairman for eleven years, and represented a variety of manufacturers, utility, and energy companies in their finance, regulatory, contracting, and environmental matters. He was also the lead attorney for several large infrastructure public-private partnerships and has extensive experience with state and federal regulatory agencies. In 2006, Mr. Saxton was the Republican nominee for Governor of Oregon. He earned his J.D. from University of Virginia School of Law and his Bachelor's degree from Willamette University.
William A. Bruckmann III (63) is a former commercial and investment banker who has been an independent consultant and private investor for the last ten years. He is a former Managing Director at Chase Securities, Inc. with more than 25 years of banking experience, starting with Manufacturers Hanover Trust Company, where he became a senior officer in 1985. Mr. Bruckmann later served as Managing Director, sector head of Manufacturers Hanover's gas pipeline and midstream energy practices through the acquisition of Manufacturers Hanover by Chemical Bank and the acquisition of Chemical Bank by Chase Bank. He currently serves as a member of the board of directors of MarkWest Energy Partners, L.P. (NYSE: MWE), previously served on the board of Duncan Energy Partners L.P. from 2007 until September 2011 where he was Chairman of the Audit and Conflicts Committee. Mr. Bruckmann also served as a director of Williams Energy Partners L.P. from May 2001 to June 2003. Mr. Bruckmann is a graduate of the University of Virginia.
"We are pleased to welcome Ron and Bill to the Swift Energy board," said Terry Swift. “As a board, we looked to strengthen our team with the specialized banking, financial market and transactional energy experience these two outstanding individuals bring to the table."

About Forward Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, our ability to integrate acquisitions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Swift Energy Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

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